DISTRIBUTION AGREEMENT

Distribution Agreement (the “Agreement”) made this 1st day of November, 2011, by and between Laudus Trust, a Massachusetts business trust (the “Trust”), Laudus Institutional Trust, a Delaware Statutory Trust (formerly know as Laudus Variable Insurance Trust (“VIT”) and together with the Trust, the “Trusts”), Charles Schwab Investment Management, Inc., a Delaware corporation (the “Adviser”), and ALPS Distributors, Inc., a Colorado corporation (the “Distributor”).

WHEREAS, the Trusts are registered open-end management investment companies organized as series trusts offering a number of portfolios of securities (each a “Fund” and collectively, the “Funds”);

WHEREAS, the Trusts, the Adviser and Distributor are party to a Distribution Agreement dated October 1, 2005 as amended October 1, 2006, April 9, 2007, September 19, 2008, July 13, 2009, December 9, 2009 and September 21, 2010, attached hereto as Exhibit A and incorporated herein by reference (the “Distribution Agreement”) whereby the Trust retained the Distributor to offer and distribute the shares of the Funds.

WHEREAS, the Adviser was made a party to the Distribution Agreement for the sole purpose of making payments under Section 4 thereof, and assumes no additional obligations under this Agreement.

WHEREAS, on July 19, 2011, ALPS Holdings, Inc., (“AHI”) the parent company of the Distributor, entered into a merger agreement pursuant to which AHI agreed to be acquired by DST Systems, Inc. (“DST”) (the “Transaction”); the acquisition also includes an indirect controlling interest in the Distributor;

WHEREAS, upon completion of the Transaction, the Transaction may result in an “assignment”, as such term is defined under the Investment Company Act of 1940, as amended, (the “1940 Act”) of the Distribution Agreement;

WHEREAS, under the 1940 Act, an assignment includes any direct or indirect transfer of a controlling block of an entity’s voting securities and a result of the assignment, henceforth the Distribution Agreement may be deemed terminated; and

WHEREAS, in light of the proposed assignment and change in control of the Distributor in connection with the Transaction, the Distributor, Trusts, and Adviser wish to enter into this Agreement effective upon close of the Transaction.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the Trusts, the Adviser and the Distributor agree as follows:

1.	Appointment. The Trusts hereby appoint the Distributor to provide the distribution services set forth in the Distribution Agreement.

2.	All terms, conditions, representations and warranties contained in the Distribution Agreement attached hereto as Exhibit A are incorporated herein by reference and the Trusts, the Adviser and Distributor hereby agree that unless specified elsewhere in this Agreement, all terms, conditions, representations and warranties contained in the Distribution Agreement shall be as set forth in Distribution Agreement and incorporated herein by reference.

3.	Term. This Agreement shall be effective on the date first set forth above, and unless terminated as provided herein, shall continue for two years from its effective date, and thereafter from year to year, provided such continuance is approved annually by the vote of a majority of the Board of Trustees, and by the vote of those Trustees who are not “interested persons” of the Trust (the “Independent Trustees”) and who are not parties to this Agreement, cast in person at a meeting called for the purpose of voting on the approval. This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund (i) by vote of majority of the Board of Trustees or (ii) by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, on at least sixty (60) days prior written notice to the Distributor. In addition, this Agreement may be terminated at any time by the Distributor upon at least sixty (60) days prior written notice to the Trusts. This Agreement shall automatically terminate in the event of its assignment. As such in this paragraph, the terms “assignment” and “interested persons” shall have the respective meanings specified in the 1940 Act.

Upon the termination of this Agreement, the Distributor, at each Trust’s expense and direction, shall transfer to such successor as each Trust shall specify all relevant books, records and other data established or maintain by the Distributor under this Agreement.

4.	Amendment. No provision of this Agreement may be changed, waived, discharged or amended except by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or amendment is sought.

5.	Choice of Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the choice of laws provisions thereof.

6.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.	Address for the Trusts and Adviser. All references to addresses for the Trusts and the Adviser as 101 Montgomery Street, San Francisco, CA 94104 shall be replaced with references to 211 Main Street, San Francisco, CA 94105.

8.	All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Distribution Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

ALPS DISTRIBUTORS, INC.

By:	/s/ Thomas A Carter
Name:
Title:

LAUDUS TRUST

By:	/s/ George M.Pereira
Name:	George Pereira
Title:	Chief Financial Officer

LAUDUS INSTITUTIONAL TRUST

By:	/s/ George M. Pereira
Name:	George Pereira
Title:	Chief Financial Officer

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

(with respect to Section 4 of the Distribution Agreement only)

By:	/s/ Marie Chandoha
Name:	Marie Chandoha
Title:	President

DISTRIBUTION AGREEMENT

EXHIBIT A

DISTRIBUTION AGREEMENT

AGREEMENT dated as of October 1, 2005, by and among Laudus Trust, a Massachusetts business trust, having its principal place of business at 101 Montgomery Street, San Francisco, California 94104 (the “Trust”), Laudus Variable Insurance Trust, a Massachusetts business trust, having its principal place of business at 101 Montgomery Street, San Francisco, California 94104 (“VIT” and together with the Trust, the “Trusts”), Charles Schwab Investment Management, Inc., a Delaware corporation, having its principal place of business at 101 Montgomery Street, San Francisco, California 94104 (the “Adviser”) and ALPS Distributors, Inc., a Colorado corporation, having its principal place of business at 1625 Broadway, Suite 2200, Denver, Colorado 80202 (the “Distributor”).

WHEREAS, each Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Adviser serves as the investment adviser for each Trust and is duly registered under the Investment Advisers Act of 1940, as amended, as an investment adviser;

WHEREAS, each Trust desires to retain the Distributor in connection with the offering and sale of Shares of each series listed on Schedule A hereto (and classes thereof), as may be amended from time to time (each a “Fund,” and collectively the “Funds”)

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is a member of NASD, Inc. (the “NASD”);

WHEREAS, the Agreement has been approved by a vote of each Trust’s Board of Trustees (the “Board”) and each of its trustees who is not an “interested person” of each Trust (as defined under the 1940 Act) and who is neither a party to this Agreement nor an interested persons of a party to this Agreement (collectively, the “Independent Trustees”) in conformity with Section 15 of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter and distributor for each Trust on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Appointment of Distributor — Each Trust hereby appoints the Distributor as its agent to act as principal underwriter in connection with the sale and distribution of Shares of the Funds on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2. Sales of Shares — Each Trust grants to the Distributor the right to sell the Shares as agent on behalf of each Trust, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), the 1940 Act and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. The Distributor agrees to sell Shares of the Funds on a best efforts basis covered by this Agreement upon the terms and at the current offering price (plus any sales charges, if any) described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean the current prospectus, including the statement of additional information, as amended or supplemented, relating to the Funds and included in each Trust’s currently effective registration statement or post-effective amendment thereto

(the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) under the Securities Act and the 1940 Act. The Distributor shall devote its best efforts to effect sales of Shares of the Funds but shall not be obligated to sell any certain number of Shares.

3. Duties of the Distributor — (a) During the continuous public offering of Shares, the Distributor will hold itself available to receive orders for the purchase and redemption of Shares of the Funds and will accept such orders on behalf of the Fund, provided the orders are in satisfactory form as described in the Fund’s Prospectus. Such orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The Distributor, with the operational assistance of each Trust’s transfer agent, shall make Shares available for sale and redemption through the National Securities Clearing Corporation’s Fund/SERV system and/or such other trading system(s) as identified by each Trust.

(b) In connection with all matters relating to this Agreement, the Distributor agrees to act in conformity with each Trust’s Agreement and Declaration of Trust and By-Laws, as each may be amended or supplemented, and with the instructions of the Board and to comply with the requirements of the Securities Act, the Exchange Act, the 1940 Act, the regulations of the NASD and all other applicable federal or state laws and regulations. The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations other than as contained in the Prospectus and any sales literature specifically approved by each Trust.

(c) Subject to the supervisory authority of the Board, and on such terms as are authorized by each Trust, the Distributor may enter into agreements (“Intermediary Agreements”) with selected dealers, financial advisers and other financial intermediaries (collectively, the “Financial Intermediaries”) for the provision of distribution and/or shareholder services related to the sale of Shares, as agreed by the Distributor and the Financial Intermediaries that are parties to such agreements. The Distributor will act only as principal in entering into such agreements with Financial Intermediaries. The Distributor may designate one or more of the Financial Intermediaries to act as agent of a Fund solely for the purpose of receiving purchase and redemption orders for the Fund. The Distributor agrees to cooperate with each Trust to negotiate, enter into and administer such agreements with Financial Intermediaries as each Trust may determine. The form of any agreement between the Distributor and the Financial Intermediaries shall be mutually agreed upon and approved by each Trust and the Distributor. The Distributor further agrees to cooperate with each Trust to negotiate, and administer sub-accounting agreements between each Trust and Financial Intermediaries.

(d) The Distributor shall monitor and process payments made to Financial Intermediaries under each Trust’s distribution and shareholder servicing plans and shall monitor and process sub-accounting payments and revenue sharing payments made to Financial Intermediaries.

(e) The Distributor shall prepare or participate in the preparation of reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board, including reports regarding payments made to Financial Intermediaries under the applicable Trust’s Distribution and Shareholder Servicing plans and regarding sub-accounting payments. The Distributor shall prepare reports regarding the use of distribution and shareholder servicing payments received by the Distributor, if any, on at least a quarterly basis.

(f) The Distributor shall at all times during the term of this Agreement remain registered or qualified as a broker-dealer under the Exchange Act and with each state under applicable state securities laws and regulations, and shall also remain a member in good standing of the NASD. The Distributor shall bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification. The Distributor shall immediately notify each Trust in writing in the event of any investigation by a governmental or regulatory agency that is likely to affect such registrations or membership, or if it receives written notification that such registrations or membership has been temporarily or permanently suspended, limited or terminated. The Distributor represents and warrants that this Agreement has been duly authorized by all necessary action by the Distributor under the Exchange Act and any other applicable federal or state laws or regulations.

(g) The Distributor agrees to use its best efforts to solicit orders for the sale of the Shares upon the terms and at the public offering price described in the Prospectus and will undertake such advertising and promotion as it believes is reasonable in connection with such solicitation. The Distributor is responsible for reviewing and filing any sales literature or advertising material (including material disseminated through radio, television, Web site, Internet or other electronic media) concerning each Trust (“Marketing Material”) with the NASD to the extent required by the Exchange Act and the 1940 Act, including the rules and regulations thereunder, and by the rules of the NASD. Each Trust shall be responsible for submitting any Marketing Material to the Distributor in a reasonable amount of time prior to the deadline for filing the Marketing Material with the NASD. After approval of the Marketing Material by the Distributor, each Trust shall provide to the Distributor final versions of the Marketing Material for filing with the NASD. The Distributor’s written approval must be obtained prior to using Marketing Material.

(h) The Distributor will promptly transmit any orders received by it for purchase, redemption or exchange of the Shares to each Trust’s transfer agent. The Distributor shall develop and implement procedures that are reasonably designed to ensure that, to the extent the Distributor is responsible for transactions for the purchase and redemption of Shares hereunder, such transactions are processed and consummated in accordance with the Prospectus and the requirements of Section 22(c) of the 1940 Act and the rules adopted thereunder (the “Section 22 Rules”), and processed in accordance with the guidance set forth in NASD Special Notice to Members 03-05 (September 2003). All contractual arrangements for the sale of Shares and to which the Distributor is a party, including agreements between the Distributor and Financial Intermediaries, shall require that the counterparty implement policies and procedures that are reasonably designed to ensure that all transactions in Shares initiated or processed by the counterparty must be effected in accordance with the Prospectus and all applicable law, rules and regulation, including the Section 22 Rules.

(i) The Distributor shall implement and maintain disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions in a secure manner and in a time frame that is consistent with legal, regulatory and business requirements while maintaining information integrity (“Business Continuity Procedures”). In the event of any business interruption, the Distributor shall act in good faith and exercise reasonable care to minimize any interruption in its ability to perform the services hereunder. In the event of a disaster, Distributor shall keep each Trust reasonably informed regarding the status of its recovery efforts. The Distributor shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control or anticipation, including without limitation or natural disaster, except to the extent such failures or delays result from or are extended by the Distributor’s failure to implement and maintain Business Continuity Procedures.

(j) In accordance with the Distributor’s internal compliance program, the Distributor will provide, on a regular basis, reports under the program as agreed to by the Distributor and each Trust. Upon request of each Trust, the Distributor will provide to each Trust on a semi-annual or quarterly basis a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Distributor’s performance of the services set forth in this Agreement and its internal controls related thereto substantially in the form provided at Schedule C, as the same may be updated from time to time. In addition, upon request of the Fund, on a semi-annual or quarterly basis, the Distributor will provide to the Fund a certification under Rule 38a-1 of the 1940 Act with respect to the compliance provisions required by that Rule.

(k) The Distributor shall maintain books and records as required under Rule 31a-1 of the 1940 Act with respect to the services provided under this Agreement.

(l) The Distributor shall maintain policies and procedures reasonably designed to perform due diligence on Financial Intermediaries, and agrees to send annual notices reminding Financial Intermediaries of their compliance obligations under the Intermediary Agreements and any other matters as agreed to by the Distributor and each Trust from time to time.

4. Compensation — The Adviser, on behalf of each Trust, shall pay to the Distributor such compensation for the Distributor’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth on Schedule B (Fee Schedule) to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable within thirty (30) days of the Adviser’s receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable within thirty (30) days of termination of this Agreement.

5. Sales of Shares by the Trust — The rights granted to the Distributor shall be nonexclusive in that each Trust reserves the right to: (a) issue or sell Shares directly to holders of Shares of the Fund upon such terms and conditions and for such consideration, if any, as it may determine, whether in connection with the distribution of subscription or purchase rights, the payment or reinvestment of dividends or distributions, or otherwise; (b) issue or sell Shares at net asset value in connection with recapitalization, merger or consolidation with, or acquisition of the assets of, other investment companies or similar companies; or (c) issue Shares in connection with any offer of exchange permitted by Section 11 of the 1940 Act.

6. Public Offering Price — All Shares sold to investors by the Distributor or each Trust will be sold at the public offering price as described the Prospectus. The public offering price for all accepted purchase orders will be the net asset value per Share, as determined in the manner described in Prospectus. Each Trust, on behalf of each applicable Fund, shall in all cases receive the net asset value per Share on all sales. If a fee in connection with purchases of Shares is in effect, such fee will be paid to each Trust on behalf of the applicable Fund.

7. Suspension of Sales — Each Trust reserves the right, in its sole discretion, to suspend sales and the Distributor’s authority to solicit and process orders for Shares. Any such suspension will continue for such period as determined by each Trust in its sole discretion.

8. Registration of Shares — Each Trust agrees that it will take all action necessary to register the Shares under the Securities Act and the 1940 Act (subject to the necessary approval of its shareholders). Each Trust shall make available to the Distributor, at the Distributor’s expense, such number of copies of its Prospectus (including the statement of additional information, if requested) as the Distributor may reasonably request. Each Trust shall furnish to the Distributor copies of all information, financial statements and other papers, which the Distributor may reasonably request for use in connection with the distribution of Shares.

9. Documents — Each Trust has furnished or will furnish, upon request, the Distributor with copies of each Trust’s Agreement and Declaration of Trust, By-Laws and Prospectus, as well as other agreements and all forms relating to any plan, program or service offered by each Trust related to the offering of Shares that the Distributor may reasonably request. Each Trust shall furnish to the Distributor, within a reasonable time period, a copy of any amendment or supplement to any of the above-referenced documents. Upon written request, each Trust shall furnish promptly to the Distributor any additional documents necessary or advisable to perform its functions hereunder.

10. Trust Expenses — Unless otherwise agreed to by the parties hereto in writing, the Distributor shall not be responsible for fees and expenses in connection with (a) filing of any registration statement, printing and the distribution of any prospectus and statement of additional information under the Securities Act and/or the 1940 Act and amendments prepared for use in connection with the offering of Shares for sale to the public, preparing, setting in type, printing and mailing the prospectus, statement of additional information and any supplements thereto sent to existing shareholders, (b) preparing, setting in type, printing and mailing any report (including annual and semi-annual reports) or other communication to shareholders of the Fund, or (c) the Blue Sky registration and qualification of Shares for sale in the various states in which the officers of each Trust shall determine it advisable to qualify Shares for sale.

11. Use of the Distributor’s Name — Each Trust shall not use the name of the Distributor, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to each Trust in any manner without the prior written consent of the Distributor (which shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the Fund’s prospectus and statement of additional information and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by the SEC, NASD, OCC or any state securities authority.

12. Use of each Trust’s Name — During the term of this Agreement and at all times thereafter, neither the Distributor nor any of its affiliates or agents shall use the names, trademarks, trade names, or service marks of each Trust or any Fund without, as appropriate, the Fund’s prior written authorization ; provided, however, that each Trust hereby approves all lawful uses of its name in any required regulatory filings of the Distributor that merely refer in accurate terms to the appointment of the Distributor hereunder, or that are required by the SEC, NASD, OCC or any state securities authority.

13. Insurance — The Distributor agrees to maintain fidelity bond and liability insurance coverages that are, in scope and amount, consistent with coverages customary for distribution activities relating to each Trust. The Distributor shall promptly notify each Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. The Distributor shall notify each Trust of any material claims against it, whether or not covered by insurance, and shall notify each Trust from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

14. Indemnification — The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the Securities Act, against any loss, liability, claim, damages or expenses (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the ground that the registration statement, prospectus, statement of additional information, shareholder reports or other information filed or made public by each Trust (as from time to time amended by each Trust) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading under the Securities Act, the 1940 Act or any other statute or the common law. However, each Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to each Trust by or on behalf of the

Distributor. In no case (i) is the indemnity of each Trust in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or any person against any liability to each Trust or its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, breach of this Agreement, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is each Trust to be liable under its indemnity agreement contained in the paragraph with respect to any claim made against the Distributor or any person indemnified unless the Distributor or person, as the case may be, shall have notified each Trust in writing of the claim promptly after the summons or other first written notification giving information of the nature of the claims shall have been served upon the Distributor or any such person (or after the Distributor or such person shall have received notice of service on any designated agent). However, failure to notify each Trust of any claim shall not relieve each Trust from any liability which it may have to any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. Each Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, and if each Trust elects to assume the defense, the defense shall be conducted by counsel chosen by each Trust. In the event each Trust elects to assume the defense of any suit and retain counsel, the Distributor, officers or directors or controlling person(s), defendant(s) in the suit, shall bear the fees and expenses of any additional counsel retained by them. If each Trust does not elect to assume the defense of any suit, it will reimburse the Distributor, officers or directors or controlling person(s) or defendant(s) in the suit for the reasonable fees and expenses of any counsel retained by them. Each Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceeding against it or any of its officers in connection with the issuance or sale of any of the Shares. Distributor shall reasonably cooperate with each Trust in connection with the defense.

The Distributor also covenants and agrees that it will indemnify and hold harmless each Trust and each of its trustees, officers and any person, who controls each Trust, if any, within the meaning of Section 15 of the Securities Act, against any loss, liability, damages, claims or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the Securities Act, the 1940 Act or any other federal or state statute, regulation or rule, or common law, alleging (a) any wrongful act of the Distributor or any of its employees and agents, including breach of this Agreement, or (b) that any sales literature, advertisements, information, statements or representations used or made by the Distributor or any of its affiliates or employees or that the registration statement, prospectus, statement of additional information, (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with, information furnished to each Trust by or on behalf of the Distributor. In no case (i) is the indemnity of the Distributor in favor of each Trust or any person indemnified to be deemed to protect each Trust or any person against any liability to which each Trust or such person would otherwise be subject by reason of willful misfeasance, breach of this Agreement, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against each Trust or any person indemnified unless each Trust or person, as the case may be, shall have notified the Distributor in writing of the claim promptly after the summons or other first written notification giving information of the nature of the claim shall have been served upon each Trust or any such person (or after each Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to each Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph. In the case of any notice to the Distributor it shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, and if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to each Trust, to its officers and to any controlling person(s) or defendant(s) in the suit. In the event that the Distributor elects to assume the defense of any suit and retain counsel, each Trust or controlling person(s), defendant(s) in the suit, shall bear the fees and expense of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse each Trust, officers or controlling person(s), defendant(s) in the suit, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify each Trust promptly of the commencement of any litigation or proceedings against it in connection with each Trust and sale of any of the Shares. Each Trust shall reasonably cooperate with the Distributor in connection with the defense.

15. Standard of Care. The Distributor shall at all times act in conformity with the requirements of this Agreement and shall act in good faith and without negligence or willful misconduct.

16. Supplemental Information—The Distributor and each Trust shall regularly consult with each other regarding the Distributor’s performance of its obligations under this Agreement. In connection therewith, each Trust shall submit to the Distributor at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit each Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as each Trust may deem advisable, such right being in all respects absolute and unconditional. The Distributor acknowledges that the only information provided to it by each Trust is that contained in the registration statement, the prospectus, the statement of additional information and reports and financial information referred to herein. Neither the Distributor nor any other person is authorized by each Trust to give any information or to make any representations, other than those contained in such documents and any sales literature or advertisements specifically approved by appropriate representatives of each Trust.

17. Term—This Agreement shall become effective as of October 1, 2005 and shall continue until two years from such date and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually (i) by each Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the relevant Fund, provided that in either event the continuance is also approved by the majority of the Independent Trustees by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty on sixty days’ written notice by each Trust, or, with respect to any Fund, by vote of the holders of a majority of the outstanding voting securities of such Fund (as defined under the 1940 Act), or by the Distributor. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

Upon the termination of this Agreement, the Distributor, at each Trust’s expense and direction, shall transfer to such successor as each Trust shall specify all relevant books, records and other data established or maintained by the Distributor under this Agreement.

18. Anti-Money Laundering – (a) The parties acknowledge that each Trust is primarily relying on service providers, including the Distributor, to implement procedures consistent with such service provider's contractual obligations that are reasonably designed to detect and deter money laundering activity that may occur within each Trust.

(b) In accordance with the above representations, the Distributor agrees to maintain, and shall cause any agents or representatives of the Distributor used to perform services under the Agreement to maintain, an anti-money laundering program (the “AML Program”) that complies with applicable anti-money laundering laws, rules and regulations, including NASD Rule 3011 (the “AML Rules”).

(c) The Distributor acknowledges that each Trust will not have access to detailed information about the beneficial owners of Shares. Accordingly, to the extent that the Distributor knows or reasonably should know of: (i) suspected money laundering activity in connection with each Trust; (ii) violations of the AML Rules in connection with each Trust; (iii) any reports received by the Distributor from any federal regulator(s) pertaining to material non-compliance with the AML Rules in connection with each Trust; and (iv) any action taken in response to (i) through (iii), the Distributor agrees to provide prompt written notification to each Trust.

(d) The Distributor agrees to make reasonably available all of its policies, procedures and records relating to its AML Program implement for the benefit of each Trust upon reasonable request of each Trust and any law enforcement authority or regulatory agency.

(e) Each party agrees not disclose to any third party, other than a federal law enforcement or regulatory agency, or each Trust's investment manager, any information pertaining to suspected money-laundering activity that either party may provide to the other party or to any federal or state law enforcement or regulatory agency.

19. Notice—Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by (i) telecopier (fax) or (ii) registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

if to each Trust at:

101 Montgomery Street

San Francisco, California 94104

Attn: President

if to the Adviser at:

101 Montgomery Street

San Francisco, California 94104

Attn: President

if to the Distributor at:

1625 Broadway, Suite 2200,

Denver, Colorado, 80202

Attn: General Counsel

or such other telecopier (fax) number or address as may be furnished by one party to the other.

20. Confidential Information—The Distributor, its officers, directors, employees and agents will treat confidentially and as proprietary information of each Trust all records and other information relative to each Trust and to prior or present shareholders or to those persons or entities who respond to the Distributor’s inquiries concerning investment in each Trust, and will not use such records and information for any purposes other than performance of its responsibilities and duties hereunder. Portfolio holdings information of each Trust shall be deemed to be confidential information of each Trust until such time as such portfolio holdings information shall made available in a public filing by each Trust. The Distributor shall not purchase or sell securities or other investments on the basis of confidential portfolio holdings information of each Trust provided to the Distributor and shall take reasonable steps to prevent any employee or agent of Distributor from purchasing or selling securities or other investments on the same basis. In accordance with provisions of Regulation S-P, the Distributor shall not directly or indirectly through an affiliate, disclose any non-public personal information to any third party, except as required or permitted by law and as provided in this Section 20. If the Distributor is requested or required by, but not limited to, depositions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or other action, proceeding or process or as otherwise required by law, statute, regulation, writ, decree or the like to disclose such information, the Distributor will provide each Trust with prompt written notice of any such request or requirement so that each Trust may seek an appropriate protective order or other appropriate remedy and/or waive compliance with this provision. If such order or other remedy is not sought, or obtained, or waiver not received within a reasonable period following such notice, then the Distributor may without liability hereunder, disclose to the person, entity or agency requesting or requiring the information, that portion of the information that is legally required in the reasonable opinion of the Distributor’s counsel.

21. Limitation of Liability—(a) The Distributor agrees that the obligations assumed by each Trust under this contract shall be limited in all cases to each Trust and its assets. The Distributor agrees that it shall not seek satisfaction of any such obligation from one or more shareholders of the Funds, trustees or officers of each Trust. The Distributor understands that the rights and obligations of each Fund under each Trust’s Agreement and Declaration of Trust are separate and distinct from those of any and all other Funds.

(b) The parties acknowledge that each Trust’s Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts and was executed on behalf of each Trust by the trustees of each Trust as trustees and not individually, and any obligation of each Trust shall be binding only upon the assets of each Trust (or applicable Fund) and shall not be binding upon any trustee, officer or shareholder of each Trust. Neither the authorization of any action by the trustees or shareholders of each Trust nor the execution of this Agreement on behalf of each Trust shall impose any liability upon any trustee, officer or shareholder of each Trust.

22. Miscellaneous—Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed, interpreted, and enforced in accordance with and governed by the laws of the State of Colorado. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may not be changed, waived, discharged or amended except by written instrument that shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or amendment is sought. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has executed this instrument in its name and behalf as of the date and year first above written.

LAUDUS TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Jana Thompson	By:	/s/ Jeremy O. May
Name:		Name: Jeremy O. May
Title:		Title: Managing Director

LAUDUS VARIABLE INSURANCE TRUST

By:	/s/ Jana Thompson
Name:
Title:

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC., with respect to Section 4 hereof only

By:	/s/ Evelyn Dilsaver
Name:
Title:

Schedule A

List of Funds

Laudus Rosenberg U.S. Large Capitalization Fund

Laudus Rosenberg U.S. Large Capitalization Growth Fund

Laudus Rosenberg U.S. Large Capitalization Value Fund

Laudus Rosenberg U.S. Discovery Fund

Laudus Rosenberg U.S. Small Capitalization Fund

Laudus Rosenberg International Equity Fund

Laudus Rosenberg International Small Capitalization Fund

Laudus Rosenberg U.S. Large/Mid Capitalization Long/Short Equity Fund

Laudus Rosenberg U.S. Long/Short Equity Fund

Laudus Rosenberg Global Long/Short Equity Fund

Laudus Rosenberg Value Long/Short Equity Fund

Laudus Rosenberg VIT Value Long/Short Equity Fund

Schedule B

Fee Schedule

The Adviser shall pay Distributor a monthly fee at the annual rate of:

$15,000 annual base fee per Portfolio, plus:

•	1/2 basis point of Portfolios’ annual average net assets between $0—$1.0B

•	1/4 basis point of Portfolios’ annual average net assets between $1.0B—$2.0B

•	1/10 basis point of Portfolios’ annual average net assets over $2.0B

Distributor will invoice the Adviser monthly. Such fees shall be pro-rated for any partial month. In addition, the Adviser shall be responsible for all out-of-pocket expenses incurred by Distributor in connection with NASD advertising review and filing, NASD registration and licensing, which include, which include, but shall not be limited to, costs for study materials, classes, opening test taking windows, exams, state registration, fulfillment of the regulatory element, fulfillment of the firm element, the annual compliance meeting and on-site examinations of the offices of those individuals registered with the NASD.

Schedule C

Date

Certifying Officers

Laudus Trust/Laudus Variable Insurance Trust

101 Montgomery Street

San Francisco, CA 94104

Representations in Connection with Certification under Rule 30a-2 of the Investment Company Act of 1940 with respect to the Laudus Trust/Laudus Variable Insurance Trust (the “Company”)

Dear Certifying Officers:

ALPS Distributor, Inc. (the “Distributor”), in its role as distributor to each of the series (the “Fund”) of the Company pursuant to the Distribution Agreement (the “Contract”) and in accordance with the Company’s Distribution and Shareholder Service Plans (the “Plans”), is providing this letter at your request to assist you with meeting your certification requirements under Rule 30a-2 under the Investment Company Act of 1940, as amended. The Distributor representations solely relate to the report filed on Form N-CSR with the U. S. Securities and Exchange Commission (the “SEC”) for the period ended [            ] (the “Report”).

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if: (a) there is a substantial likelihood that a reasonable investor would view the information as significantly altering the mix of information contained in the material to which the statement relates; or (b) the material to which the statement relates would be misleading to a reasonable investor if the information were omitted from such material.

The Distributor makes the following representations to you with respect to the Report for the period in which the Report is being prepared, as of the date of this letter:

1.	The Distributor performs certain distribution and other services on behalf of the Fund pursuant to the contract identified above between the Distributor and the Company. The Distributor is responsible for maintaining and providing certain information and records relating to the Fund (the “Reported Information”) that we understand are relied upon by the Fund in connection with the preparation of the Company’s Report, including the financial statements relating to the Fund for the relevant periods ended [ ].

2.	The Distributor is responsible for establishing and maintaining disclosure controls and procedures (as defined in rule 30a-2(c) under the Investment Company Act) and has:

a) designed such disclosure controls and procedures to ensure that material information relating to the Fund is made known to us by others within the Distributor, and the Fund, particularly during the period in which the Report is being prepared;

b) evaluated the effectiveness of our disclosure controls and procedures as of a date within 90 days of the letter date of the Report (the “Evaluation Date”); and

c) concluded that its disclosure controls and procedures are effective based on our evaluation as of the Evaluation Date.

3.	To the knowledge of the undersigned, the Reported Information does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the data and information contained therein not misleading with respect to the period covered by the Report.

4.	To the best of our knowledge, there has been no fraud, whether or not material, that involves Distributor management or other employees who have a significant role in the internal controls with respect to the preparation of the Reported Information.

5.	To the best of our knowledge, we act appropriately based on instructions received from the Company.

The undersigned hereby represents the internal controls pertaining to the distribution (and shareholder) services performed under the Contract and the Plans are designed to ensure, and are functioning in a manner to permit, the proper recording, processing, summarizing and reporting of distribution activity necessary to produce any information required to be disclosed by the Company in the reports that it files or submits to the SEC. There have been no significant changes to the operations or to the internal controls or the application thereof that could materially impact the overall adequacy or effectiveness of the internal controls.

If you have any questions or need additional information, please feel free to contact the undersigned at [            ].

Chief Compliance Officer

ALPS Distributor, Inc.